Exhibit 99.2

PATCO ELECTRONICS, INC.

Financial Statements

December 31, 2009 and 2008
(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors
PATCO Electronics, Inc.:

We have audited the accompanying balance sheets of PATCO Electronics, Inc. (Company) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PATCO Electronics, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

February 26, 2010

PATCO ELECTRONICS, INC.
Balance Sheets
December 31, 2009 and 2008
Assets	2009	2008

Current assets:
Cash	$1,187,080	368,906
Accounts receivable, net	269,600	670,405
Due from stockholder	3,065	-
Inventories	549,716	763,059
Prepaid expenses and other current assets	11,016	-

Total current assets	2,020,477	1,802,370

Property and equipment, net	155,044	179,405

	$2,175,521	1,981,775

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$42,366	69,933
Accrued expenses	22,101	25,622
Bank lines of credit	-	89,512
Customer deposits	-	659,985
Income taxes payable	739,000	247,000

Total current liabilities	803,467	1,092,052

Long-term liabilities:
Deferred tax liability	51,000	58,000

Total long-term liabilities	51,000	58,000

Total liabilities	854,467	1,150,052

Stockholders’ equity:
Common stock, $.01 par value, authorized 1,000,000 shares;
208,000 shares issued and outstanding	2,080	2,080
Additional paid in capital	68,490	68,490
Treasury stock (15,500 shares at cost)	(80,700)	(80,700)
Retained earnings	1,331,184	841,853

Total stockholders’ equity	1,321,054	831,723

Total liabilities and stockholders’ equity	$2,175,521	1,981,775

See accompanying independent auditors' report and notes to financial statements.

PATCO ELECTRONICS, INC.
Statement of Operations
Years Ended December 31, 2009 and 2008

	2009	2008

Net sales	$5,988,013	3,044,320
Cost of sales	2,763,905	1,796,350

Gross profit	3,224,108	1,247,970

Selling, general and administrative expenses	386,319	300,213
Research, development and engineering	89,389	121,786

Operating income	2,748,400	825,971

Interest income (expense)	2,678	(329)

Income before provision for income taxes	2,751,078	825,642

Income tax expense	(1,024,847)	(305,003)

Net income	$1,726,231	520,639

See accompanying independent auditors' report and notes to financial statements.

PATCO ELECTRONICS, INC. Statements of Stockholders' Equity Years Ended December 31, 2009 and 2008
		Additional			Total
	Common	Paid-in	Treasury	Retained	Stockholders’
	Stock	Capital	Stock	Earnings	Equity

Balances at December 31, 2007	$2,080	68,490	(29,200)	321,214	362,584

Common stock repurchase	-	-	(51,500)	-	(51,500)

Net income	-	-	-	520,639	520,639

Balances at December 31, 2008	2,080	68,490	(80,700)	841,853	831,723

Dividends	-	-	-	(1,236,900)	(1,236,900)

Net income	-	-	-	1,726,231	1,726,231

Balances at December 31, 2009	$2,080	68,490	(80,700)	1,331,184	1,321,054

See accompanying independent auditors' report and notes to financial statements.

PATCO ELECTRONICS, INC.
Statements of Cash Flows
Years Ended December 31, 2009 and 2008

	2009	2008

Cash flows from operating activities:
Net income	$1,726,231	520,639
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	43,964	32,775
Deferred income taxes	(7,000)	58,000
Changes in operating assets and liabilities:
Accounts receivable	400,805	(631,485)
Inventories	213,343	(461,945)
Prepaid expenses and other current assets	(11,016)	-
Accounts payable and accrued expenses	(31,088)	69,606
Customer deposits	(659,985)	659,985
Income taxes payable	492,000	202,799

Net cash provided by operating activities	2,167,254	450,374

Cash flows from investing activities:
Additions to property and equipment	(19,603)	(165,876)
Due from stockholder, net	(3,065)	15,000

Net cash used in investing activities	(22,668)	(150,876)

Cash flows from financing activities:
Net borrowings (repayment) on bank lines of credit	(89,512)	81,667
Distribution to related party	(1,236,900)	-
Purchase of treasury stock	-	(51,500)

Net cash (used in) provided by financing activities	(1,326,412)	30,167

Net increase in cash	818,174	329,665

Cash at beginning of year	368,906	39,241

Cash at end of year	$1,187,080	368,906

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	329

Cash paid for income taxes	$539,847	44,201

See accompanying independent auditors' report and notes to financial statements.

PATCO ELECTRONICS, INC.

Notes to Financial Statements

December 31, 2009 and 2008

(1)         Summary of Significant Accounting Policies

(a)         Organization

PATCO Electronics, Inc. (Company) was incorporated under the laws of the State of Florida on July 15, 1991.  The Company provides the electronics industry with state of the art battery management tools spanning the chemistries employed in secondary batteries.  The Company’s principal business is located in central Florida.

Management evaluated all subsequent events through February 26, 2010, the date the financial statements were available to be issued.

(b)         Cash and Equivalents

Cash and equivalents include highly liquid investments with original maturities of three months or less.

(c)         Accounts Receivable, Net

Credit is extended based on evaluation of the customer’s financial condition and generally collateral is not required.  The Company estimates the allowance for doubtful accounts based on a detail review of past due accounts at the end of the period, the historical relationship of charge offs to annual sales and various other factors it considers appropriate in the circumstances.  The Company charges uncollectible receivables against the allowance when there is no response or working solution from a customer.  Credit losses are provided for in the financial statements and historically have been within management’s expectations.

(d)         Revenue Recognition

Revenue from the sale of products is recognized when an order has been received and accepted, pricing is fixed, delivery has occurred and title to the product has passed and collectability is reasonably assured.  There is no installation obligation subsequent to product shipment.

(e)         Inventories

Inventories are stated at the lower of cost (using the first-in, first-out (FIFO) method) or market.

(f)         Property and Equipment, Net

Property and equipment are carried at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets.  When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized currently.  The cost of maintenance and repairs is charged to expense as incurred.

Property and equipment are periodically evaluated for impairment.  No such impairment was considered necessary by management during 2009 and 2008.

PATCO ELECTRONICS, INC.

Notes to Financial Statements - Continued

(1)         Summary of Significant Accounting Policies - Continued

(g)         Concentration of Credit Risk

The Company maintains cash balances at a local office of a regional financial institution.  From time to time cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

(h)         Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the required amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

(i)         Income Taxes

The Company accounts for income taxes under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.  The effect of deferred tax assets and liabilities of the change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Based upon the levels of historical taxable income and projections of future taxable income over which the deferred tax assets are deductible, the Company believes that it is more likely than not that it will be able to realize the benefits of its deductible differences.  Accordingly, a valuation allowance has not been provided for in the accompanying financial statements.

During 2009, the Company adopted Accounting Standards Codification Topic 740, “Income Taxes” (ASC 740).  ASC 740 prescribes a recognition and measurement of tax positions taken or expected to be taken in a tax return.  For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.  The implementation of ASC 740 did not have a material impact on the Company’s financial statements for the year ended December 31, 2009.  Tax years 2006 to 2009 remain subject to examination by the IRS.

PATCO ELECTRONICS, INC.

Notes to Financial Statements - Continued

(1)         Summary of Significant Accounting Policies - Continued

(j)         Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, other current assets, accounts payable, and accrued liabilities approximate fair value due to the short maturity of those instruments.  Lines of credit and long-term debt reflect interest rates that are currently available to the Company based on the financing arrangements and collateral provided. As a result, the carrying amount of lines of credit and long-term debt approximates fair value.

(2)         Inventories

Inventories consist of the following at December 31, 2009 and 2008:

	2009	2008

Raw materials	$401,684	694,751
Work in process	135,867	54,848
Finished goods	12,165	13,460

	$549,716	763,059

(3)         Property and Equipment, Net

Property and equipment, net consists of the following at December 31, 2009 and 2008:

			Estimated
			useful life
	2009	2008	(years)

Machinery and equipment	$460,717	441,114	5 - 10
Office furniture and computer equipment	45,609	53,111	5 - 10

	506,326	494,225

Less accumulated depreciation	(351,282)	(314,820)

	$155,044	179,405

On June 23, 2009, the Company purchased land and building that it previously leased from a related entity owned by one of its stockholders for $1,600,000.  The Company paid $500,000 cash and issued a $1,100,000 note payable.  The transaction was subsequently rescinded effective June 24, 2009.  The net cash impact of these transactions was $1,236,900 and is shown as financing activity in the statements of cash flows.

Depreciation expense was approximately $44,000 and $33,000 for the years ended December 31, 2009 and 2008, respectively.

PATCO ELECTRONICS, INC.

Notes to Financial Statements - Continued

(4)         Bank Lines of Credit

The Company has two line of credit agreements with financial institutions totaling $150,000 of available credit.  Interest on these lines is payable monthly at the banks’ commercial rate plus 1.5% (3.25% at December 31, 2009).  Amounts outstanding at December 31, 2009 and 2008 were approximately $0 and $90,000, respectively.

(5)         Leases

The Company leases its facility on a month to month basis from one of its stockholders.  Rent expense was approximately $95,000 and $76,000 for the years ended December 31, 2009 and 2008, respectively. This lease also requires the Company pay property taxes, insurance, sales taxes and other occupancy costs.

(6)         Income Taxes

Income tax expense consists of the following:

	2009			2008
	Current	Deferred	Total	Current	Deferred	Total

Federal	$882,734	(6,050)	876,684	211,003	50,123	261,126
State	149,113	(950)	148,163	36,000	7,877	43,877

	$1,031,847	(7,000)	1,024,847	247,003	58,000	305,003

Income tax expense differs from the amounts computed by applying an effective U.S. federal income tax rate of 34% to the results before income taxes due to the following:

	2009	2008

Computed “expected” tax expense	$935,366	280,718
Increase in taxes resulting from:
Permanent and other differences	(6,825)	(4,235)
State tax, net of federal benefit	96,306	28,520

Income tax expense	$1,024,847	305,003

Temporary differences and carryforwards which give rise to deferred tax liabilities are as follows:

	2009	2008
Deferred tax liabilities:
Depreciation	$51,000	58,000

PATCO ELECTRONICS, INC.

Notes to Financial Statements - Continued

(7)         Significant Customers

Sales to three and two customers represented approximately 75% of the Company’s total sales for 2009 and 2008.  At December 31, 2009 and 2008, approximately $169,000 and $575,000, respectively, of accounts receivable were due from these customers.

The Company sells products to customers throughout the United States and certain foreign countries.  Credit limits, ongoing credit evaluations and account monitoring are utilized to minimize the risk of loss. Collateral generally is not required.

(8)         Significant Vendors

Purchases from two vendor represented approximately 50% and 74% of the Company’s total purchases for 2009 and 2008, respectively.

(9)         Stock Options

On June 16, 2008, the Company issued 22,000 options to purchase common stock to an employee.  The options have a strike price of $12.75 per share, and vest over five years.  The Company valued the options using the Black – Scholes – Merton Model valuation technique.  The issuance of these stock options did not have a material effect on the Company’s financial statements.